Exhibit 99.1

News Release

Medgenics Reports First Quarter 2016 Financial Results and NFC-1 Program Update

•	Rapid enrollment in phenotype/genotype study of mGluR positive ADHD patients
•	Data support the prevalence of mGluR mutation in broad ADHD population
•	Enrollment to begin in Phase 2/3 clinical trial in mGluR+ ADHD patients
•	Enrollment to begin in Phase 1/2 clinical trial in 22q Deletion Syndrome patients

PHILADELPHIA, PA – (Marketwired) -- May 10, 2016 -- Medgenics, Inc. (NYSE: MDGN) (the Company) today announced first quarter 2016 financial results, as well as interim data from its groundbreaking non-interventional phenotype/genotype trial in mGluR mutation positive (mGluR+) Attention Deficit Hyperactivity Disorder (ADHD) patients.

“We are very pleased with the high degree of enthusiasm from our investigators and study participants,” stated Garry Neil, Chief Scientific Officer.  “The interim analysis confirms the prevalence of mGluR network mutations in pediatric ADHD patients, as previously reported by the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP). We look forward to sharing a full analysis of the genotype and phenotype data in the upcoming months."

With more than 700 subjects genotyped over the first 10 weeks of the study, approximately 25% have tested positive for genetic mutations that disrupt the mGluR network. This novel discovery identifies, for the first time, an underlying genetic cause of ADHD within a significant subpopulation of patients. The program is being conducted at 25 sites nationally, providing a representative sample of the pediatric patient population in the United States. Importantly, more than 95% of the subjects enrolled in the study have consented to be re-contacted for future trials, allowing the company to pre-identify patients for its Phase 2/3 adolescent mGluR+ ADHD trial expected to initiate in June.

“We are excited by the tremendous response we have received to the NFC-1 program,” stated Mike Cola, CEO of Medgenics. “We believe the rapid enrollment and interest in future studies is indicative of a significant unmet medical need in pediatric ADHD. We look forward to discussing these data, as well as more about the ADHD treatment landscape on our quarterly conference call. Furthermore, we anticipate bringing forward additional programs from the CHOP collaboration as the year advances.”

Upcoming Anticipated Milestones

•	NFC-1 Program – mGluR+ ADHD: Following positive data from the GREAT study reported in the fourth quarter of 2015, the Company will initiate a Phase 2/3 interventional study with NFC-1 in mGluR+ ADHD patients in June of this year. The objective of this Phase 2/3 study will be to confirm enhanced response in mGluR+ patients. The study’s primary endpoints will be the ADHD Rating Scale and changes in Clinical Global Impressions Scale measuring CGI-Improvement. Initial top-line data from the study are expected in the second half of this year.
•	NFC-1 Program – 22q11.2 Deletion Syndrome: Having received the acceptance of its Investigational New Drug (IND) application from the U.S. Food and Drug Administration (FDA), the Company will initiate a Phase 1/2 study of psychiatric symptoms in children with 22q11.2 Deletion Syndrome. Enrollment is expected to begin shortly, pending final CHOP approval. The study will explore symptoms from three major neuropsychiatric disorders: ADHD, Anxiety and Autism Spectrum Disorders (ASD). Initial open-label responder data from the trial is anticipated in the second half of this year.

Conference Call and Webcast

Medgenics will host a conference call and live audio webcast on Tuesday, May 10, 2016 at 8:30 a.m. ET to discuss first quarter 2016 financial results.

In order to participate in the conference call, please dial (888) 576-4387 (domestic) or (719) 325-2402 (international). The conference ID number is 2282249.

The live webcast can be accessed under “Events” in the Investors section of the Company’s website at www.medgenics.com or you may use the link: https://www.webcaster4.com/Webcast/Page/1395/15030.

A replay of the call will be available two hours after the end of the conference on May 10, 2016 through August 9, 2016. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and reference the conference ID number: 2282249.

The archived webcast will be available for 30 days in the Investor section of Medgenics’ website at www.medgenics.com.

First Quarter Financial Results

The Company reported financial results for the three months ended March 31, 2016 and the filing with the U.S. Securities and Exchange Commission (SEC) of the Company’s Quarterly Report on Form 10-Q. The Form 10-Q includes unaudited interim consolidated financial statements containing the information presented below, as well as additional information regarding the Company. The Form 10-Q is available at www.sec.gov and at www.medgenics.com.

Gross research and development (R&D) expenses for the three months ended March 31, 2016 increased to $6.95 million from $3.90 million for the same period in 2015. This increase was due mainly to increased sub-contractor costs to advance our clinical activities related to the NFC-1 program and the CHOP collaboration.

General and administrative expenses for the three months ended March 31, 2016 were $4.19 million, increasing from $3.95 million for the same period in 2015 primarily due to severance benefits recorded upon the termination of an officer of the Company, offset in part by a decrease in stock-based compensation expenses related to options granted to directors.

Financial expenses for the quarter ended March 31, 2016 were de minimis, decreasing from $1.08 million for the same period in 2015. This decrease was mainly due to the non-cash change in valuation of the warrant liability. All such warrants were exercised in 2015, thus eliminating the need for such valuation in 2016.

Financial income for the quarters ended March 31, 2016 and 2015 was de minimis.

The Company reported cash and cash equivalents of $43.89 million as of March 31, 2016.

For the quarter ended March 31, 2016 the Company reported a loss of $11.14 million or $0.34 per share, compared with a loss of $8.92 million or $0.36 per share for the comparative quarter in 2015.

	MEDGENICS, INC. AND ITS SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
U.S dollars in thousands (except share and per share data)

	March 31,	December 31,
	2016	2015
	Unaudited

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$43,892	$53,064
Prepaid expenses and other current assets	787	747

Total current assets	44,679	53,811

LONG-TERM ASSETS:

Restricted lease deposits	24	23
Property and equipment, net	458	424

Total long-term assets	482	447

Total assets	$45,161	$54,258

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Trade payables	$1,341	$1,322
Other accounts payable and accrued expenses	2,214	2,586

Total current liabilities	3,555	3,908

Total liabilities	3,555	3,908

STOCKHOLDERS' EQUITY:

Common stock-$0.0001 par value; 100,000,000 shares authorized; 33,219,332 shares issued and 33,210,832 shares outstanding at March 31, 2016; 32,869,217 shares issued and 32,860,717 shares outstanding at December 31, 2015	4	4
Additional paid-in capital	190,876	188,476
Accumulated deficit	(149,274)	(138,130)

Total stockholders' equity	41,606	50,350

Total liabilities and stockholders' equity	$45,161	$54,258

	MEDGENICS, INC. AND ITS SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
US dollars in thousands (except share and per share data)

	Three months ended March 31,

	2016	2015
	Unaudited

Research and development expenses	$6,951	$3,901

General and administrative expenses	4,191	3,947

Operating loss	(11,142)	(7,848)

Financial expenses	(4)	(1,078)
Financial income	2	5

Loss before taxes on income	(11,144)	(8,921)

Taxes on income	-	1

Loss	$(11,144)	$(8,922)

Basic and diluted loss per share	$(0.34)	$(0.36)

Weighted average number of common stock used in computing basic and diluted loss per share	32,953,542	24,843,516

About Medgenics

Medgenics is dedicated to unlocking the potential of genomic medicine to identify and treat patients with life-altering conditions. Its efforts, including its internal research and development and ongoing sponsored research and licensing agreements with a well-respected pediatric academic medical center, give Medgenics the ability to focus on the underlying genetic pathway of pediatric diseases with the goal of finding therapeutic solutions for subpopulations of both children and adults living with rare and other difficult-to-treat diseases. Medgenics is the developer of TARGTTM (Transduced Autologous Restorative Gene Therapy), a proprietary platform for the sustained production and delivery of therapeutic proteins, monoclonal antibodies and peptides in patients using ex vivo gene therapy and their own tissue for the treatment of rare and orphan diseases. For more information, visit the Company's website at www.medgenics.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning,” "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics

Brian Piper

240-899-5554

brian.piper@medgenics.com

Westwicke Partners

Chris Brinzey

339-970-2843

chris.brinzey@westwicke.com